--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS SUPPLEMENT
NOVEMBER 9, 1999
(TO PROSPECTUS DATED SEPTEMBER 13, 1999)

                                     [LOGO]

                                  $200,000,000
                          7 5/8% SENIOR NOTES DUE 2009

--------------------------------------------------------------------------------


UTILICORP UNITED INC.:                           - Interest Payments: semi-annually on May 15
- UtiliCorp United Inc. is a multinational         and November 15, beginning on May 15, 2000.
  energy and energy solutions provider           - Ranking: without preference or priority among
  headquartered in Kansas City, Missouri. We       themselves and equally with all of our
  concentrate our business in two key areas of     existing and future unsecured and
  the global energy industry: energy delivery      unsubordinated indebtedness.
  networks and competitive merchant markets.     - Use of Proceeds:
  Our businesses are organized into three        - To retire $100,000,000 of senior notes
  groups consisting of U.S. Utilities, Aquila      maturing on November 15, 1999;
Energy and International. Our International      - To refinance $50,000,000 of short-term debt
  operations are located in Australia, New       incurred in connection with the retirement of
  Zealand, Europe, and Canada.                   $50,000,000 of senior notes that matured on
- UtiliCorp United Inc.                          October 10, 1999; and
  20 W. Ninth Street                             - To reduce other short-term debt and
  Kansas City, Missouri 64105                      short-term obligations and for general
  (816) 421-6600                                   corporate purposes.
  THE SENIOR NOTES AND THE OFFERING:             - Closing: November 16, 1999.
- Maturity: November 15, 2009.

----------------------------------------------------------------------------------
                                           Per senior note               Total
----------------------------------------------------------------------------------
Public offering price:                       99.306%                  $198,612,000
Underwriting fees:                           0.650%                   $  1,300,000
Proceeds to UtiliCorp United:                98.656%                  $197,312,000
----------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-7.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus supplement and the accompanying prospectus are truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                                    CIBC WORLD MARKETS

                                                                   TD SECURITIES

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                     PAGE
---------------------                   --------
About this Prospectus Supplement......     S-3
The Company...........................     S-3
Recent Developments...................     S-6
Risk Factors..........................     S-7
Use of Proceeds.......................     S-9
Ratios of Earnings to Fixed Charges...     S-9
Selected Financial Information........    S-10
Capitalization........................    S-11
Description of Senior Notes...........    S-11
Underwriting..........................    S-14

PROSPECTUS                                PAGE
----------                              --------
About This Prospectus.................       2
Where You Can Find More Information...       3
UtiliCorp United Inc..................       4
The Trust.............................       4
Use of Proceeds.......................       5
Accounting Treatment Relating to Trust
  Securities..........................       5
Ratios of Earnings to Fixed Charges...       5
Description of Common Stock...........       5
Description of Debt Securities........       9
Description of Subordinated
  Debentures..........................      13
Description of Trust Preferred
  Securities..........................      21
Description of The Guarantee..........      31
Relationship Among The Preferred
  Securities, The Subordinated
  Debentures and The Guarantee........      33
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................      35
Plan of Distribution..................      35
Legal Matters.........................      37
Experts...............................      37

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should carefully read this prospectus supplement along with the prospectus that follows before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about our 7 5/8% Senior Notes due 2009, and the prospectus contains information about our senior notes generally.

    This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of November 9, 1999. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

    We are a multinational energy and energy solutions provider headquartered in Kansas City, Missouri. We began as Missouri Public Service Company in 1917 and reincorporated in Delaware as UtiliCorp United Inc. in 1985. We concentrate our businesses in two key areas of the global energy industry: energy delivery networks and competitive merchant markets. We strive to be a leader globally in each of these businesses. Today, we operate regulated or merchant businesses on three continents. Our businesses are organized into three groups consisting of U.S. Utilities, Aquila Energy and International. Our International operations are located in Australia, New Zealand, Europe, and Canada.

U.S. UTILITIES

    Our U.S. Utilities group consists of our domestic regulated electric and natural gas network operations and our related production assets. We serve over
1.2 million regulated customers in eight states, seven located in the Midwest.

AQUILA ENERGY

    Aquila Energy has two distinct business segments that are organized into a single group to address wholesale and competitive merchant markets. Aquila Energy's two business segments are:

- ENERGY ASSETS. Energy Assets includes our gas processing, liquids, gathering, storage, transportation, and non-regulated electric generation investments.

- MARKETING AND TRADING. Our Marketing and Trading operations market and trade wholesale natural gas, electricity and other commodities throughout North America to industrial and large commercial customers, including distribution utilities. As of June 30, 1999, based on combined gas and electric trading volumes measured in British thermal units, or "BTUs", our marketing business ranked as the second largest energy marketer in North America.

INTERNATIONAL

    In foreign markets, we operate and invest in the same two principal activities pursued in the United States: delivery networks and merchant businesses. We currently operate in four foreign markets:

- AUSTRALIA. We own 34% of an electric distribution company serving approximately 546,000 customers in Melbourne. In March 1999, we acquired a 50% economic interest in a gas network/retail company serving approximately 587,000 customers in Victoria.

- NEW ZEALAND. We own 79% of an electric network company in New Zealand serving approximately 471,000 customers in the cities of Auckland, Wellington and the surrounding areas.

- EUROPE. We own 100% of a natural gas marketing and transportation business in the United Kingdom. We have opened marketing and trading offices in Spain and Norway, and plan to open additional offices in other parts of Europe.

- CANADA. We own 100% of a hydroelectric utility in British Columbia, Canada. We serve approximately 132,000 customers with 205 megawatts, "MW", of low cost generation capacity.

STRATEGY

    Our strategy is to operate world-class energy networks and to be a global energy merchant. We believe the pursuit of this strategy provides us with a better platform to compete in a deregulating energy marketplace. The key elements of our strategy are:

- MANAGE AND ALIGN OUR BUSINESSES TO ADDRESS A CHANGING COMPETITIVE ENVIRONMENT. We believe that our distinct, yet interrelated, business groups enable us to better manage our operations in the changing marketplace. Our corporate structure allows us to manage each of these businesses individually, improving our ability to maximize their profitability while providing low cost, high quality energy and energy-related products and services to our customers.

- PURSUE STRATEGIC ACQUISITIONS, ALLIANCES, AND INVESTMENTS. Growth through mergers and acquisitions has been a major part of our strategy for more than a decade. We believe that our approximately $4.2 billion in mergers, acquisitions, and investments since 1984 has played an integral role in establishing us a leading diversified energy provider. During 1999, we have announced the acquisition of two regulated utilities which, in the aggregate, will add approximately 213,000 customers to our existing customer base. These transactions are expected to close by the end of 2000 and are valued at approximately $1 billion.

- IMPROVE OPERATIONAL EXCELLENCE. We constantly seek to improve our operational performance through the consolidation and integration of related business activities. Over the last several years, we have consolidated many of the operations of our domestic electric and natural gas distribution businesses which has improved our ability to serve our customers and offer them more energy choices. In 1999, we integrated our marketing and trading operations and moved them to Kansas City, which should enable us to accelerate the development of ideas, processes and opportunities into value-added products. By being an innovator in the energy marketplace, we believe we can capture additional market share by delivering higher value products and services to customers.

- CAPITALIZE ON OPENING INTERNATIONAL MARKETS. Our senior management team is focused on seeking early entry and expansion into markets that provide a combination of stable and attractive political environments and markets open or opening to competition. For example, we were one of the first U.S. companies to invest in and manage an Australian electric distribution company and a New Zealand electric network company. We are also an early entrant into the expanding European market. We believe capitalizing on these opportunities provides us with the assets and skills necessary to compete in a global energy marketplace that is opening to competition.

  We generally seek to finance our international investments in local currencies to mitigate foreign currency exposures. In addition, when feasible, we make these investments through a joint venture with a strategic partner. We believe that this approach allows us to capitalize on the opportunities presented in international markets while limiting the amount of capital required to make, and the risks associated with, these investments.

- TRANSFER NETWORK AND MERCHANT CAPABILITIES. As owners and managers of international energy operations, we seek to transfer our domestic knowledge and skills to improve the performance of those operations. At the same time, we benefit from the experience gained in new, competitive international marketplaces. We are using the knowledge we gain outside of the United States to better position ourselves for domestic deregulation. We believe that the synergies between our domestic and international operations provide us with a platform to continually improve procedures and processes.

- DIVERSIFY RISK. In order to balance various energy market risks, we seek to diversify our portfolio of assets and commodities. For our network businesses, this diversity includes summer and winter peaking utilities, a greater geographic and regulatory mix, and international expansion. For merchant businesses, we seek to diversify our portfolio by offering an increasing number of energy related products and services. We also combine products and services to help clients maximize asset value. In addition to providing us with multiple revenue sources, we believe diversification enhances our value to customers by allowing us to better meet their increasing complex needs.

COMPETITIVE STRENGTHS

    We believe we have developed substantial competitive strengths that will enable us to continue to successfully execute our strategy. We believe our competitive strengths are reflected in our demonstrated track record of consistently achieving above industry average earnings growth. Our strengths include:

- Low-cost, non-nuclear domestic and international network businesses focused on superior customer service

- Successful operation of competitive non-regulated businesses

- Second largest energy position on a BTU basis

- Proven risk management policies and procedures to limit exposure to commodity market positions

- International operations in Australia, New Zealand, Europe and Canada from which we believe we have gained valuable experience in competitive markets

- A proven track record of quickly and successfully integrating domestic and international mergers and acquisitions

- A demonstrated ability to identify and react to new business opportunities

                              RECENT DEVELOPMENTS

    PEPS OFFERING. On September 29, 1999, we closed an offering of 9,000,000 9 3/4% PEPS-SM- Units (Premium Equity Participating Security Units). Each PEPS Unit consists of a trust preferred security and a purchase contract obligating the holder of the PEPS Unit to purchase shares of our common stock on or prior to November 16, 2002. We used the net proceeds from this offering of approximately $250 million to reduce short-term debt and other short-term obligations.

    QUANTA ALLIANCE On September 21, 1999, we entered into a strategic alliance with Quanta Services, Inc. (NYSE:PWR) and made a $186 million investment in Quanta's preferred stock that is convertible into common stock at $30 per share. Quanta is a provider of specialized contracting services to electric utilities, telecommunications and cable television operators, and governmental entities. The convertible preferred stock gives us full voting rights. This investment will be accounted for on the equity method of accounting. We received an advisory fee from Quanta for advice and services provided to Quanta and are entitled to two seats on Quanta's board of directors. As of November 1, 1999, we have purchased approximately 4.9 million shares of Quanta's common stock on the open market and in privately negotiated transactions at an average price of $25.91 per share.

    WEST VIRGINIA POWER TRANSACTION. On September 9, 1999, we entered into an agreement with Allegheny Energy, Inc., under which we will sell our West Virginia Power division to Allegheny for approximately $75 million in cash. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, in a separate transaction, we signed a 20-year gas supply agreement under which Aquila Energy will provide natural gas to Allegheny.

    The sale of the assets is conditioned upon the approvals of the Public Service Commission of West Virginia, the Securities and Exchange Commission, the Department of Justice and the Federal Trade Commission. It is expected that all required approvals will be received and the transaction will close in 1999.

    EMPIRE TRANSACTION. On May 10, 1999, we entered into a merger agreement with The Empire District Electric Company, under which Empire will merge into UtiliCorp. Upon the closing of this merger, Empire's shareholders will receive $29.50 for each share of Empire common stock they hold, payable in either cash or UtiliCorp common stock. The value of the merger consideration per share will decrease if UtiliCorp's common stock is trading below $22 per share at closing and will increase if UtiliCorp's common stock is trading above $26 per share at closing. In addition, the form of the merger consideration will be adjusted if either too many Empire shareholders elect to receive cash or UtiliCorp common stock. Empire shareholders approved this transaction on September 3, 1999, and the consummation of the merger is now subject to certain regulatory approvals. We expect this merger to be completed by the end of 2000. The transaction, valued at approximately $800 million including the assumption of debt, will add approximately 145,000 electric customers to our customer base.

    ST. JOSEPH POWER & LIGHT TRANSACTION. On March 14, 1999, we agreed to merge with St. Joseph Light & Power Company. Under the agreement, St. Joseph shareholders will receive $23.00 of UtiliCorp common stock for each share of St. Joseph common stock. St. Joseph shareholders approved this transaction on June 16, 1999, and the consummation of the transaction is now subject to approvals by state and federal regulatory agencies. We expect to close this transaction by mid-2000. The transaction, valued at approximately $270 million including the assumption of debt, will add approximately 68,000 customers to our existing Missouri customer base.

    MULTINET/IKON TRANSACTION. On March 11, 1999, we acquired MultiNet/Ikon, a natural gas utility from the state of Victoria, through a partnership. This purchase created the state's largest energy distribution network. Under the terms of the transaction, we acquired a 25.5% interest in MultiNet/Ikon for $224 million. This investment doubles our customer base in Australia to more than one million customers.

                                  RISK FACTORS

    WE ARE EXPOSED TO MARKET RISK AND MAY INCUR LOSSES FROM OUR MARKETING AND TRADING OPERATIONS.

    We routinely enter into financial contracts to position our trading portfolios. Our trading portfolios consist of physical and financial gas, electricity, coal, other commodities and interest rate contracts. These contracts take many forms including futures, swaps and options. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize losses from our trading activities. Our trading portfolios are also subject to the risk that parties with whom we enter into contracts fail to perform their obligations under their contracts with us.

    We currently enter into financial contracts to hedge or limit our exposure to trading losses. However, these strategies may not prove to be effective and we may still incur losses.

    We have commenced marketing and trading operations in the United Kingdom and Canada and have recently opened up marketing and trading offices in Spain and Norway. We incur similar trading risks and market exposures in these foreign markets. As we open additional foreign offices and our trading volumes in these offices increase, we will be exposed to additional trading risks.

    Although we strictly adhere to trading guidelines established by our board of directors and carefully qualify our market risk using advanced methodologies, there can be no assurance that these practices will prevent trading losses or that losses attributable to trading will not be material.

    WE MAY NOT BE ABLE TO IMPLEMENT OUR STRATEGY IF WE ARE UNABLE TO ACCESS OR GENERATE CAPITAL AT COMPETITIVE RATES.

    Our ability to implement our strategy will be directly affected by our ability to access capital at competitive rates and our ability to successfully monetize previously acquired assets. If we are not able to access or generate capital at competitive rates, our growth will be adversely affected. A number of factors could affect our ability to access or generate capital including:
(1) general economic conditions; (2) capital market conditions; (3) market prices for electricity and gas; (4) the overall health of the utility industry;
(5) our ability to maintain our current credit ratings, and (6) our capital structure.

    WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES INTO OUR OPERATIONS.

    Our ability to successfully integrate acquired businesses into our operations will depend on, among other things: (1) the adequacy of our implementation plans; (2) the ability to achieve desired operating efficiencies; and (3) regulatory approval of the acquisitions on favorable terms.

    If we are unable to successfully integrate new businesses into our operations, our ability to generate revenues to make interest and principal payments on the senior notes could be adversely affected.

    THE VOLATILITY OF NATURAL GAS AND NATURAL GAS LIQUIDS PRICES CAN SIGNIFICANTLY AFFECT THE EARNINGS CONTRIBUTION FROM THE ENERGY ASSETS SEGMENT OF OUR AQUILA ENERGY BUSINESS GROUP

    Our Energy Assets segment gathers, stores, transports and processes natural gas and natural gas liquids. As a result, our earnings are dependent on the prices of natural gas and natural gas liquids. For every $.10 change (annualized) in price for a million cubic foot of gas, our EBIT is impacted by approximately $0.5 million. For every $0.01 change (annualized) in the price of natural gas liquids, our EBIT is impacted by approximately $1.5 million. As a result, the volatility of natural gas and natural gas liquids prices could have a significant impact on our earnings. The prices for natural gas and natural gas liquids can change materially because of changes in economic and market conditions that are beyond our control, including: (1) changes in supply and demand; (2) the pace of third party well drilling efforts; (3) the availability and prices of alternative energy sources; (4) government regulations;
(5) industry-wide inventory levels; (6) the seasons and weather in general; and
(7) energy construction efforts.

    OUR DEVELOPMENT OF A MERCHANT POWER PLANT MAY NOT BE SUCCESSFUL OR
PROFITABLE

    We are currently constructing a 580 MW merchant power plant in Pleasant Hill, Missouri, and we may pursue similar projects in the future. The construction of a power plant involves many risks, including: (1) shortages and inconsistent qualities of equipment, material and labor; (2) work stoppages;
(3) obtaining required permits; (4) unforeseen engineering problems;
(5) environmental and geological problems; and (6) unanticipated cost increases, any of which could give rise to delays, cost overruns or the termination of plant construction or development.

    In addition, if there are any delays in the construction of the Missouri plant, those delays may impact the plant's ability to achieve commercial operations or certain operating levels by specified dates. If the plant is not operational on schedule, the counterparties to the power purchase agreements may have the right to terminate the contract.

    The Missouri plant will be a merchant facility. As such, we will not be guaranteed any specified rate of return on our investment in the plant or be guaranteed that we can recover all of our costs. If we are unable to recover the costs of our investment in this facility, our business, results of operations, and financial condition could be adversely affected. To the extent that our revenues are reduced by these events, our ability to make interest and principal payments on the senior notes could be adversely affected.

    THE EARNING CONTRIBUTION FROM OUR AUSTRALIAN OPERATIONS MAY DECREASE IN THE NEAR FUTURE

    After January 1, 2001, all Australian energy customers will be able to choose their energy suppliers. In addition, at that time the rates that utilities may charge will be reset. Although the new rate level cannot be predicted, we currently believe that rates will be lower than existing rates.

    As a result of the deregulation of the Australian market and the potentially reduced rates, we believe that the revenues generated from our Australian operations will be reduced and that earnings from these operations may be negatively impacted. To the extent that our earnings are reduced by these events, our ability to make interest and principal payments on the senior notes could be adversely affected.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the senior notes, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $197.1 million. We will use the net proceeds
(1) to retire $100,000,000 of senior notes maturing on November 15, 1999;
(2) to refinance $50,000,000 of short-term debt incurred in connection with the retirement of $50,000,000 of senior notes that matured on October 10, 1999; and
(3) to reduce other short-term debt and short-term obligations and for general corporate purposes.

    At September 30, 1999, we had outstanding short-term borrowings (excluding current maturities of long-term debt) of approximately $290.3 million with a weighted average interest cost of 5.27%.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

       TWELVE
       MONTHS
        ENDED                         YEARS ENDED DECEMBER 31,
    SEPTEMBER 30,       ----------------------------------------------------
        1999              1998       1997       1996       1995       1994
---------------------   --------   --------   --------   --------   --------
        2.34              2.43       2.46       2.15       1.93       2.31

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purpose of these ratios, "earnings" is determined by adding pretax income to "fixed charges". For this purpose "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                         SELECTED FINANCIAL INFORMATION

    You should read the following table in conjunction with the financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus and in conjunction with the "Recent Developments" section of this prospectus supplement.

                                                   NINE MONTHS ENDED
                                               SEPTEMBER 30, (UNAUDITED)        YEAR ENDED DECEMBER 31,
                                               --------------------------   -------------------------------
                                                   1999         1998(1)      1998(1)    1997(2)    1996(3)
                                               -------------   ----------   ---------   --------   --------
                                                                      (IN MILLIONS)
INCOME STATEMENT DATA
Sales........................................   $  14,235.4     $9,269.0    $12,563.4   $8,926.3   $4,332.3
Gross Profit.................................         845.2        711.4        967.4      954.3      912.0
Normalized EBIT..............................         311.8        256.4        347.2      339.1      316.3
Earnings Available for Common shares.........         119.2         95.3        132.2      121.8      103.7

BALANCE SHEET DATA
Total Assets.................................       8,497.6      5,109.9      6,130.9    5,167.1    4,739.8
Short-Term Debt (Including Current
  Maturities)................................         310.5(4)     463.1        484.4      263.4      277.7
Long-Term Debt...............................       2,234.2(4)   1,231.0      1,375.8    1,358.6    1,470.7
Preference and Preferred Stock (5)...........         350.0        100.0        100.0      100.0      125.0
Common Shareholders' Equity..................       1,507.6      1,094.7      1,446.3    1,163.6    1,158.0

OTHER FINANCIAL DATA
Normalized EBITDA............................         453.7        366.7        497.2      468.7      441.7
Depreciation Expense.........................         141.9        110.3        150.0      129.6      125.4
Additions to Utility Plant...................          93.3         89.4        121.8      133.2      134.3
Cash Dividends Paid..........................          83.3         72.7         95.0       94.6       86.7

------------------------

(1) In 1998 we recorded the following items that effect comparability:

    - A $27.7 million provision for impaired assets related to retail gas marketing assets, an independent power project and a partnership

    - A $6.6 million loss related to the settlement of two above-market gas contracts

    - A $6.8 million loss related to a judgement against us on a disputed gas supply contract

    - A $45.3 million gain related to United Energy Limited's sale of 42% of its common stock to the public

(2) In 1997 we recorded the following items that effect comparability:

    - A $26.5 million provision for impaired assets related to certain technology and royalty assets

    - A $6.5 million reserve primarily for unfavorable gas supply contracts

    - An extraordinary loss of $7.2 million net of tax related to the early retirement of long-term debt

    - A $53.0 million gain related to a terminated merger

    - A $4.8 million provision net of tax related to a change in accounting principles

(3) In 1996 we recorded the following items that effect comparability:

    - An $11.0 million expense for deferred merger costs

    - A $20.9 million gain related to a gain from a sale lease transaction partially offset by certain restructuring reserves related to changes in power project agreements

(4) These amounts reflect the classification of the proceeds of this offering as long-term debt with a corresponding reduction in short-term debt (including current maturities).

(5) Includes $100 million of company-obligated mandatorily redeemable preferred securities issued by a partnership and $250 million of company-obligated security trust holding solely parent senior deferrable notes.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of September 30, 1999, and reflects the reclassification of $200 million of short-term debt to long-term debt to reflect the intended use of the proceeds of the sale of the senior notes as described under "Use of Proceeds" in this prospectus supplement.

                                                        AS OF SEPTEMBER 30, 1999 (UNAUDITED)
                                                       ---------------------------------------
                                                         ACTUAL               % CAPITALIZATION
                                                       -----------            ----------------
Short-Term Debt (Including Current Maturities).......   $  310.5                     7.1%
Long-Term Debt.......................................    2,234.2                    50.7
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Partnership..........................      100.0                     2.3
Company-Obligated Security Trust Holding
  Solely Parent Company Senior Deferrable Notes......      250.0                     5.7
Common Shareholders' Equity..........................    1,507.6                    34.2
                                                        --------                   -----
  Total Capitalization...............................   $4,402.3                   100.0%
                                                        ========                   =====

                          DESCRIPTION OF SENIOR NOTES

    The following description of the particular terms of the senior notes offered by this prospectus supplement may add, update or change the description of the general terms and provisions of senior notes contained in the prospectus.

GENERAL

    We are issuing $200 million of senior notes under an Indenture, dated as of November 1, 1990, as supplemented by a Thirteenth Supplemental Indenture, dated as of November 16, 1999 between UtiliCorp United Inc. and Bank One Trust Company, NA (formerly The First National Bank of Chicago). The senior notes will be direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The senior notes will mature on November 15, 2009.

    We will pay interest on the senior notes from November 16, 1999 at the rate per annum set forth on the cover page of this prospectus supplement, on May 15 and November 15 of each year, commencing May 15, 2000, to the person in whose name the senior note was registered at the close of business on the preceding May 1 and November 1, respectively, subject to certain exceptions.

BOOK-ENTRY SYSTEMS

    The Depository Trust Company will act as securities depository for the senior notes. The senior notes will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for the senior notes in the aggregate principal amount of the senior notes and deposit the certificates with DTC.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve Systems, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the

American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    If you intend to purchase any of the senior notes you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the senior notes on DTC's records. The ownership interest of each actual purchaser of senior notes, who we refer to as a "beneficial owner", is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the senior notes except in the event that use of the book-entry system for the senior notes is discontinued.

    To facilitate subsequent transfers, all senior notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of senior notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC's records reflect only the identity of the direct participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the senior notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the senior notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    We will make principal and interest payments on the senior notes to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. We or the trustee will be responsible for the payment of principal and interest to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

    DTC may discontinue providing its service as securities depository with respect to the senior notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you senior note certificates.

    Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you senior note certificates.

    The following Year 2000 disclosure has also been provided to us by DTC: DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of those services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

    Neither we, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

- the accuracy of the records of DTC its nominee or any participant,

- any ownership interest in the senior notes, or

- any payments to, or the providing of notice to participants or beneficial owners.

REDEMPTION

    We cannot redeem the senior notes prior to maturity.

LIMITATION ON ISSUANCE OF MORTGAGE BONDS

    We have agreed not to issue any mortgage bonds under our General Mortgage Indenture and Deed of Trust, dated as of September 15, 1988, between us and Commerce Bank of Kansas City, N.A., as trustee, or, following the consummation of our acquisition of St. Joseph and Empire, under St. Joseph's Indenture of Mortgage and Deed of Trust dated as of April 1, 1946, as amended and supplemented, or under Empire's Indenture of Mortgage and Deed of Trust dated as of September 1, 1944, as amended and supplemented, without directly securing the senior notes equally and ratably with the mortgage bonds and all other obligations and indebtedness secured under the relevant indenture. As of the date of this prospectus supplement, we have no mortgage bonds outstanding under our General Mortgage Indenture. As of June 30, 1999, St. Joseph and Empire had an aggregate of approximately $268.6 million of mortgage bonds outstanding under their indentures.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, dated November 9, 1999 and a related pricing agreement dated November 9, 1999, we have agreed to sell to each of the underwriters named below and each of the underwriters severally has agreed to purchase from us the respective principal amount of senior notes set forth opposite their names below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITERS                          SENIOR NOTES
                        ------------                          ------------
Donaldson, Lufkin & Jenrette Securities Corporation.........  $140,000,000
CIBC World Markets Corp.....................................  $ 30,000,000
TD Securities (USA) Inc.....................................  $ 30,000,000
                                                              ------------
  Total.....................................................  $200,000,000
                                                              ============

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the senior notes offered by this prospectus supplement are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the senior notes offered by this prospectus supplement if any are purchased.

    The underwriters initially propose to offer the senior notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers (including the underwriters) at that price less a concession not in excess of 0.40% of the principal amount of the senior notes. The underwriters may allow, and the dealers may re-allow, to any other underwriter and certain other dealers a concession not in excess of 0.25% per senior note. After the initial offering of the senior notes, the public offering price and other selling terms may be changed by the underwriters at any time without notice.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect those liabilities. These indemnification provisions would require us to hold the underwriters harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statements contained in this prospectus supplement or by any omission to state a material fact herein, except for untrue statements or omissions based upon information relating to the underwriters furnished in writing to us by any underwriter expressly for use in this prospectus supplement and subject to certain other limitations.

    The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any securities exchange or the Nasdaq National Market. The underwriters have advised us that they intend to make a market in the senior notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the senior notes.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the senior notes in any jurisdiction where action for that purpose is required. The senior notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of the senior notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdictions. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the senior notes and the distribution of this prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the senior notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the offering, the underwriters may engage in transactions that stablilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase senior notes in the open market to cover such syndicate short position or to stabilize the price of the senior notes. These activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in these activities, and may end either of these activities at any time.

    In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us.

PROSPECTUS

                                     [LOGO]

                              UCU CAPITAL TRUST I

                               ------------------

                                 $1,038,000,000

                                DEBT SECURITIES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                            SUBORDINATED DEBENTURES
               TRUST PREFERRED SECURITIES AND RELATED GUARANTEES

                               ------------------

   We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This Prospectus is dated September 13, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      2
Where You Can Find More Information.........................      3
UtiliCorp United Inc........................................      4
The Trust...................................................      4
Use of Proceeds.............................................      5
Accounting Treatment Relating to Trust Securities...........      5
Ratios of Earnings to Fixed Charges.........................      5
Description of Common Stock.................................      5
Description of Debt Securities..............................      9
Description of Subordinated Debentures......................     13
Description of Trust Preferred Securities...................     21
Description of The Guarantee................................     31
Relationship Among The Preferred Securities, The
  Subordinated Debentures and The Guarantee.................     33
Description of Stock Purchase Contracts And Stock Purchase
  Units.....................................................     35
Plan of Distribution........................................     35
Legal Matters...............................................     37
Experts.....................................................     37

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that UtiliCorp, together with the Trust, filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, UtiliCorp and the Trust may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,038,000,000. This prospectus provides you with a general description of the securities that may be offered. Each time UtiliCorp and the Trust sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "UtiliCorp," "we," "our," "us," or similar references mean UtiliCorp United Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. UtiliCorp's Internet address is http://www.utilicorp.com.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    a.  Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    b. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, 1999.

    c.  Current Reports on Form 8-K dated March 5 and May 14, 1999.

    d. The description of Common Stock contained in our Registration Statement on Form 8-B dated May 5, 1987 and the description of the Preference Stock Purchase Rights set forth in our Registration Statement on Form 8-A dated March 4, 1997.

    You may request a copy of these filings, at no cost, by telephoning or writing to us at the following address:

                               Investor Relations
                             UtiliCorp United Inc.
                              20 West Ninth Street
                          Kansas City, Missouri, 64105
                                  816-421-6600

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

                             UTILICORP UNITED INC.

    UtiliCorp is a multinational energy and energy services company headquartered in Kansas City, Missouri. UtiliCorp's executive offices are located at 20 West Ninth Street, Kansas City, Missouri 64105, and its telephone number is (816) 421-6600.

                                   THE TRUST

    UCU Capital Trust I is a statutory business trust that was created in August 1999 under the Delaware Business Trust Act. The Trust currently is governed by:

    - a declaration of trust dated as of August 30, 1999, that was executed by UtiliCorp, as a sponsor of the Trust, and by certain trustees of the Trust; and

    - a certificate of trust dated as of August 30, 1999, filed with the Secretary of State of the State of Delaware.

    Prior to the issuance of the trust preferred securities, the declaration of trust will be amended and restated in its entirety, substantially in the form filed as an exhibit to, or incorporated by reference into, the registration statement.

    At such time as the Trust issues and sells the trust preferred securities, UtiliCorp will purchase the trust common securities in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. The trust common securities will constitute all of the common securities of the Trust. Upon the sale and issuance of the trust common securities and the trust preferred securities, the Trust will use the proceeds to purchase debt securities from UtiliCorp. The Trust exists for the exclusive purposes of:

    - selling and issuing the trust securities, which represent undivided beneficial ownership interests in the assets of the Trust;

    - using the proceeds from such sale and issuance to purchase the debt securities; and

    - except as otherwise set forth in the declaration of trust, engaging in only those other activities necessary or incidental to the purposes set forth above.

    The Trust has a term of approximately seven years but may be dissolved earlier as provided in the declaration of trust.

    The Trust's business and affairs will be conducted initially by five trustees appointed by us, as sole holder of the trust common securities. Three of the trustees are our employees, officers or persons affiliated with us. Pursuant to the declaration of trust, the fourth trustee is The First National Bank of Chicago (or its successor), a financial institution that is unaffiliated with us, which serves as the property trustee under the declaration of trust and as indenture trustee for the purposes of complying with the provisions of the Trust Indenture Act of 1939. The fifth trustee is Bank One Delaware, Inc., who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of Delaware Business Trust Act. The First National Bank of Chicago (or its successor) also will act as trustee under our guarantee of the trust preferred securities for the purposes of complying with the Trust Indenture Act.

    The property trustee will own and hold legal title to the debt securities for the benefit of the Trust and the holders of the trust securities. The property trustee will have the legal power to exercise all of the rights, powers and privileges of a holder of debt securities under the indenture. In addition, the property trustee will establish and maintain exclusive control of a segregated non-interest bearing trust account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust preferred securities. The property trustee will use funds from the trust account to make distribution payments and any payments on liquidation, redemption or otherwise to the holders of the trust preferred securities.

    We, as holder of all of the Trust's outstanding common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the Trust always will have at least three trustees. Furthermore, we, as issuer of the debt securities, will pay all fees and expenses related to the Trust's ongoing affairs and operations (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes)), including the offering of the trust securities.

    The rights of the holders of the trust preferred securities, including any economic rights, rights to information and voting rights, are set forth in the declaration trust, the Delaware Business Trust Act and the Trust Indenture Act.

    The Delaware trustee's offices are located at 201 North Walnut Street, Wilmington, Delaware 19801. The Trust's principal place of business is in care of UtiliCorp United Inc., 20 West Ninth Street, Kansas City, Missouri, 64105. Its telephone number is (816) 421-6600.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes including repayment of debt, construction and acquisitions. At June 30, 1999, we had outstanding short-term borrowings (excluding current maturities of long-term debt) of approximately $467.2 million.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

    The financial statements of the Trust will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as obligated mandatory redemption preferred securities of a consolidated trust. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                    TWELVE MONTHS
                                                   ENDED JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                   ---------------   ----------------------------------------------------
                                                        1999           1998       1997       1996       1995       1994
                                                   ---------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges...............         2.36         2.43       2.46       2.15       1.93       2.31

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purpose of this ratio, "earnings" is determined by adding pretax income to "fixed charges". For this purpose "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The following description of our common stock is a summary and is not complete. You should refer to our governing corporate documents and our Michigan Gas Utilities Indenture, dated as of July 1, 1951, which secures the first mortgage bonds issued by Michigan Gas Utilities Company and assumed by us in connection with our acquisition of Michigan Gas Utilities Company in 1989.

    We are authorized to issue up to 230,000,000 shares of capital stock consisting of:

    - 200,000,000 shares of common stock, par value $1 per share;

    - 10,000,000 shares of preference stock, without par value; and

    - 20,000,000 shares of Class A common stock, par value $1 per share.

DIVIDEND RIGHTS AND LIMITATIONS

    Subject to the limitations referred to below, our board of directors may declare dividends on our capital stock out of funds legally available for that purpose.

    Cash dividends on our capital stock are restricted by provisions of the Michigan Gas Utilities Indenture. Under the most restrictive of these provisions, we may not declare or pay any dividend, other than a dividend payable in shares of our capital stock, if, after giving effect to the dividend, the sum of:

    - the aggregate amount of all dividends declared and all other distributions made, other than dividends declared or distributions made in shares of our capital stock, subsequent to December 31, 1984; plus

    - the excess, if any, of the amount applied to or set apart for the acquisition of any shares of our capital stock subsequent to December 31, 1984, over amounts received by us as the net cash proceeds of sales of shares of our capital stock subsequent to that date, would exceed the sum of our net income since January 1, 1985, plus $50 million.

    In addition, we may not declare dividends unless we maintain a tangible net worth of at least $250 million and the total principal amount of our outstanding indebtedness does not exceed 70% of our capitalization. None of our retained earnings was restricted as to payment of cash dividends on our capital stock as of June 30, 1999.

VOTING RIGHTS

    Holders of our common stock are entitled to one vote for each share held of record. Our board of directors is divided into three classes, and each year one class is elected to serve a three-year term. Holders of common stock do not have cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the outstanding shares of our common stock voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors.

LIQUIDATION RIGHTS

    Our outstanding common stock is, and the common stock that may be offered from time to time, when issued and paid for will be, fully paid and non-assessable. Holders of common stock do not have any preemptive rights. On liquidation, the holders of the common stock will be entitled to all amounts remaining for distribution after payment of the liquidation preferences of the outstanding shares, if any, of the Class A common stock and the preference stock.

CLASS A COMMON STOCK AND PREFERENCE STOCK

    Without action by our stockholders, our board of directors may issue one or more series of Class A common stock or preference stock that may have terms more favorable than the common stock, including preferential dividend, liquidation, redemption and voting rights.

    We may use the Class A common stock or the preference stock as an anti-takeover device because these securities may be issued with "super voting" rights and placed in the control of parties aligned with current management. However, the NYSE has in effect a rule that restricts our ability to issue Class A common stock and preference stock with super voting rights. There are presently no shares of Class A common stock or preference stock issued or outstanding.

STOCKHOLDER RIGHTS PLAN

    We have adopted a stockholder rights plan under which our stockholders have been granted one preference stock purchase right for each share of common stock held. The following description of the purchase rights is not complete. You should refer to the Rights Agreement we entered into with First Chicago Trust Company of New York on December 31, 1996, a copy of which we filed with the SEC as an exhibit to our Form 8-A Registration Statement filed on March 4, 1997.

    Each purchase right, when it becomes exercisable as described below, entitles the holder to purchase one one-thousandth of a share of our Series A Participating Cumulative Preference Stock, no par value, at a purchase price of $76.67, subject to certain adjustments and other specified conditions.

    The purchase rights become exercisable upon the occurrence of a "distribution date," which is defined in the rights agreement as the earlier of:

    - the tenth business day, or such later date as our board of directors may fix, after the date on which any company commences a tender or exchange offer which, if consummated, would result in the company acquiring ownership of more than 15% of our outstanding common stock; or

    - the "flip-in date," which means the tenth business day after we first publicly announce that a company has acquired ownership of more than 15% of our outstanding common stock, or such other date as our board of directors may adopt prior to the flip-in date that would otherwise have occurred.

    The rights agreement does not apply to certain acquisitions, including acquisitions by a company that inadvertently acquires ownership of more than 15% of our outstanding common stock, provided the company promptly divests sufficient shares of common stock to reduce its percentage ownership below 15%.

    If a flip-in date occurs, each purchase right, other than purchase rights the acquiring company or any of its affiliates beneficially own, will constitute the right to purchase from us that number of shares of our common stock having a market value equal to twice the exercise price of the purchase right. On the occurrence of a flip-in date, the purchase rights beneficially owned by the acquiring company or any of its affiliates will be void.

    In addition, our board of directors may, at its option, at any time after a flip-in date and prior to the time the acquiring company becomes the owner of more than 50% of the outstanding shares of our common stock, elect to exchange all of the outstanding purchase rights, other than those purchase rights beneficially owned by the acquiring company or its affiliates, for shares of our common stock at an exchange ratio of one share of our common stock per purchase right. Immediately upon the taking of that action by our board of directors, the right to exercise the purchase rights will terminate and each purchase right will then represent only the right to receive the appropriate number of shares of common stock.

    Whenever we become obligated to issue shares of common stock upon the exercise of or in exchange for purchase rights, we may substitute shares of preference stock, at a ratio of one one-thousandth of a share of preference stock for each share of common stock.

    If we are acquired in a merger or other similar business combination entered into while:

    - the acquiring company or any of its affiliates is in control of our board of directors or 50% or more of our assets; or

    - assets representing 50% or more of our operating income or cash flow are transferred to an acquiring company or any of its affiliates,

then we are required to take all necessary action to ensure that the purchase rights will "flip-over" and entitle each holder of a purchase right to purchase capital stock of the acquiring company having a market value equal to twice the purchase price of the preference stock otherwise purchasable pursuant to the purchase right.

    At any time prior to the earlier of a flip-in date and the tenth anniversary of the rights agreement, our board of directors may redeem the purchase rights in whole, but not in part, at a price of $0.01 per purchase right. Under certain circumstances the rights agreement may be amended by our board of directors without approval from our stockholders.

    The purchase rights have an anti-takeover effect. Specifically, the purchase rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of our common stock without board approval. The purchase rights will not interfere with any merger or other business combination with a third party approved by our board of directors, because the board of directors may, at any time prior to a flip-in date, redeem the purchase rights as described above or amend the rights agreement to render it inapplicable to a specific transaction.

ADDITIONAL ANTI-TAKEOVER DEFENSES

    A number of provisions in our governing corporate documents may have the effect of discouraging other companies from acquiring large blocks of our common stock or delaying or preventing a change of control of UtiliCorp. For instance, because our certificate of incorporation authorizes our board of directors to issue additional capital stock without stockholder approval, the board of directors could issue additional shares of stock to discourage a change of control of UtiliCorp. Furthermore, the absence of cumulative voting rights could discourage accumulations of large blocks of our common stock by purchasers seeking representation on our board of directors.

    Other provisions in our certificate of incorporation are designed to discourage attempts to obtain control of UtiliCorp in a transaction not approved by our board of directors. Such provisions include:

    - an 80% stockholder vote requirement to remove the entire board of directors;

    - a prohibition against the removal of individual directors without cause;

    - a requirement that the board of directors be divided into three classes, with one class elected each year for a three-year term;

    - an 80% stockholder vote requirement to amend provisions of the certificate of incorporation relating to our board of directors;

    - an 80% stockholder vote requirement to approve certain business transactions, unless certain minimum price conditions are met;

    - an 80% stockholder vote requirement to amend the above-listed provisions;

    - a requirement that stockholder action may be taken only at an annual or special meeting; and

    - a requirement that special meetings may be called by not less than a majority of the stockholders.

    Our bylaws also contain provisions that may have an anti-takeover effect, including:

    - advance notice requirements for stockholder nominations to our board of directors; and

    - a requirement that nominating stockholders provide information comparable to that which we would be required to provide under federal securities laws.

These bylaw provisions could enable us to delay undesirable stockholder actions in order to give us more time and information to adequately respond.

    As previously described, our stockholder rights plan also has an anti-takeover effect. Severance agreements we have entered into with certain of our management employees may have anti-takeover effects as well. Such severance agreements provide we must pay certain benefits if the employees are terminated without good cause or resign for good reason, as defined in the agreements, within three years after a change of control of UtiliCorp.

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TRANSFER AGENT AND REGISTRAR

    The co-transfer agents for our common stock are:

    - First Chicago Trust Company of New York, New York;

    - UMB Bank, N.A., Kansas City, Missouri; and

    - The R-M Trust Company, Toronto, Ontario, Canada.

    The registrar for the common stock is First Chicago Trust Company of New York, New York. Our common stock is listed on the New York, Pacific and Toronto Stock Exchanges, and unless the prospectus supplement accompanying this prospectus states otherwise, the common stock offered under this prospectus will be listed on those exchanges.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities from time to time in one or more series, under an Indenture dated as of November 1, 1990, as supplemented, between us and The First National Bank of Chicago, as the trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following description of certain provisions of the indenture is a summary and is not complete. You should refer to all of the provisions of the indenture, including the definitions of certain terms contained in the indenture. Wherever particular sections of the indenture are referred to in this prospectus, those sections are incorporated by reference as part of the statements made.

GENERAL

    The indenture does not limit the aggregate principal amount of the debt securities or the aggregate principal amount of any particular series of debt securities that we may issue under the indenture. The indenture states that we may issue debt securities from time to time in one or more series. The debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

    The specific terms of each series of debt securities will be set forth in the prospectus supplement relating to that series, including the following terms, if possible:

    - the title of the debt securities;

    - the aggregate principal amount of the series of debt securities and any limit on the aggregate principal amount of that series;

    - the price (expressed as a percentage of the aggregate principal amount) at which we will issue the series of debt securities;

    - the maturity date or dates for the series of debt securities;

    - the interest rate or rates (which may be fixed or variable) per annum for the series of debt securities, if any, or any method by which the interest rate or rates, will be determined;

    - the date or dates:

        - from which the interest, if any, will accrue;

        - on which the interest, if any, will be payable;

        - on which payment of the interest, if any, will commence; and

        - of record for any interest payments;

    - the person, if different than the registered holder as of the record date, to whom any interest will be payable;

    - the dates, if any, on which and the price at which the series of debt securities may be redeemed or purchased under any mandatory sinking fund provisions, and the other detailed terms and provisions of the sinking funds;

    - the date, if any, after which and the price at which we or any holder of the debt securities may redeem the debt securities and other detailed terms and provisions of the optional redemptions;

    - any additional restrictive covenants included in the indentures solely for the benefit of the series of debt securities;

    - any additional events of default (as defined below) solely with respect to the series of debt securities;

    - the currency or currencies in which we will pay the principal of (and premium if any) and interest, if any, on the series;

    - the index, if any, used to determine the amount of principal of (and premium, if any) or interest, if any, on the series of debt securities;

    - whether we will use a global security with respect to the series of debt securities, the name of the depository for the global security and the terms, if any, upon which interests in the global security may be exchanged for definitive debt securities; and

    - any additional terms of the series of the debt securities.

    Unless the prospectus supplement states otherwise, we will pay the principal of, and the premium and interest, if any, on the series of debt securities at the office or agency we maintain in New York, New York for that purpose. In addition, the transfer or exchange of the debt securities will be registerable at that same office. We may, however, pay interest by check mailed to the address as it appears on the security register of any person entitled to payment of interest. (Sections 301, 305 and 1002).

    Unless the prospectus supplement states otherwise, we will only issue the debt securities in registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. (Section 302). No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. (Section 305).

    We may issue debt securities as original issue discount securities (as defined below) meaning that they will be sold at a substantial discount below their principal amount. We will describe special federal income tax, accounting and other considerations applicable to original issue discount securities in the prospectus supplement. "Original issue discount security" is any security that provides for the acceleration of the maturity of an amount less than the principal amount of the security upon the occurrence and continuance of an event of default. (Section 101).

EVENTS OF DEFAULT

    With respect to any series of debt securities, the indenture defines an event of default as:

    - a default in the payment of principal of, (or premium, if any), any debt security at its maturity;

    - a default in the payment of any interest on any debt security for 30 days;

    - a default in the payment of any sinking fund installment;

    - our failure to perform any other of the covenants or warranties in the indenture for 60 days after we receive notice of our failure (other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that particular series);

    - a default by us under any indebtedness for money we have borrowed resulting in indebtedness in an aggregate principal amount exceeding $5,000,000 becoming due prior to maturity, if the acceleration of that indebtedness is not rescinded within 10 days after notice of such default;

    - certain events of bankruptcy, insolvency or reorganization of UtiliCorp;
      and

    - any other event of default provided with respect to debt securities of that series. (Section 501).

    If any event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by notice, declare the principal amount (or, if the debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately. Upon certain conditions the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul that declaration and waive past defaults. A declaration may not, however, be annulled if the default is a default in payment of principal of, or premium or interest, if any, on the debt securities and other specified defaults unless that default has been cured. (Sections 502 and 513).

    The prospectus supplement relating to each series of outstanding debt securities which are original issue discount securities will contain the particular provisions relating to acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

    The indenture states that the trustee will give notice to the holders of any series of debt securities of a known default if that default is uncured or not waived. The trustee may decide to withhold a notice of default if it determines in good faith that withholding of the notice is in the interest of the holders of the debt securities unless the default is in the payment of principal of (or premium, if any) or interest, if any, on any debt security of that series, or in the payment of any sinking fund installment. The trustee may not give notice of default until 30 days after the occurrence of a default in the performance of a covenant in the indenture other than for the payment of the principal of (or premium, if any) or interest, if any, or the deposit of any sinking fund installment. The term default with respect to any series of outstanding debt securities for the purpose only of this provision means the happening of any of the events of default specified in the indenture and relating to such series of outstanding debt securities, excluding any grace periods and irrespective of any notice requirements. (Section 602).

    The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of any series of outstanding debt securities before proceeding to exercise any right or power under the indenture at the request of the holders of that series of debt securities. (Section 603). The indenture states that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee, however, may decline to act if that direction is contrary to law or the indenture. (Section 512).

    The indenture requires us to annually file with the trustee a certificate stating that no default exists or identifying any existing default.

DEFEASANCE

    At our option, we:

    - will be discharged from all obligations with respect to the debt securities (except for certain obligations including registering the transfer or exchange of the debt securities, replacing stolen, lost or mutilated debt securities, maintaining paying agencies and holding monies for payment in trust); or

    - need not comply with certain restrictive covenants of the indenture,

if we deposit with the trustee (and in the case of a discharge, 91 days after such deposit) money, or U.S. government obligations, or a combination of both, sufficient to pay all the principal of and interest on the debt securities on the date those payments are due in accordance with the terms of the debt securities to and including a redemption date which we irrevocably designate for redemption of the debt securities. To exercise this option, we must meet certain conditions, including delivering to the trustee an opinion of counsel stating that the deposit and related defeasance will not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. (Sections 403 and 1008).

MODIFICATION OF THE INDENTURE

    With respect to any series of debt securities we and the trustee may add provisions to or change or eliminate any of the provisions of the indenture relating to that series if holders of at least 66 2/3% in principal amount of that series of debt securities, voting as a class, consent. We and the trustee cannot, however, modify the indenture to:

    - change the stated maturity of any debt security;

    - reduce the principal amount of, or the rate of interest or any premium on, any debt security;

    - change the place or currency of payment on any debt security;

    - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any security;

    - reduce the percentage of outstanding debt securities necessary to modify or amend the indenture; or

    - reduce the percentage of aggregate principal amount of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or to waive certain covenants and defaults. (Section 902).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Without the consent of the holders of any of the outstanding debt securities under the indenture, we may:

    - consolidate with or merge into any other corporation;

    - transfer or lease substantially all of our assets to any person;

    - acquire or lease substantially all of the assets of any person; or

    - permit any corporation to merge into us, if:

        - the successor is a corporation organized under the laws of any domestic jurisdiction;

        - the successor corporation, if other than us, assumes our obligations on the debt securities and under the indenture; and

        - after giving the effect to the transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, will occur. (Section 801).

    Certain of the covenants described above will not necessarily afford the holders protection in the event we are involved in a highly leveraged transaction, such as a leveraged buyout. However, we must obtain regulatory approval to issue long-term debt.

OUTSTANDING DEBT SECURITIES

    In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, the following are taken into account:

    - the portion of the principal amount of an original issue discount security deemed to be outstanding is that portion of the principal amount that could be declared to be due and payable upon the occurrence and continuation of an event of default under the terms of the original issue discount security as of the date of the determination; and

    - debt securities we or any of our affiliates own are not considered to be outstanding. (Section 101).

REGARDING THE TRUSTEE

    We have a bank line of credit with the trustee and maintain depository and other banking relationships with the trustee.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

    The following description of our subordinated debentures is a summary and is not complete. You should refer to the form of subordinated indenture that is filed as an exhibit to, or incorporated by reference into, the registration statement and to the Trust Indenture Act.

    We may issue subordinated debentures from time to time under the subordinated indenture. Certain material United States federal income tax consequences applicable to the offering of the subordinated debentures will be described in the applicable prospectus supplement.

GENERAL

    The subordinated indenture does not limit the aggregate principal amount of the subordinated debentures or the aggregate principal amount of any series of subordinated debentures that we may issue under the subordinated indenture. In addition, the subordinated indenture does not limit us from issuing or incurring other secured or unsecured debt, whether under the subordinated indenture or any other indenture or agreement that we may enter into in the future.

    The specific terms of each series of subordinated debentures will be set forth in the applicable prospectus supplement relating to that series, including the following terms, if possible:

    - the title of the subordinated debentures;

    - any limit upon the aggregate principal amount of that series of subordinated debentures;

    - the date on which the principal of the subordinated debentures is payable, or the method of determining such date;

    - the rate, if any, at which the subordinated debentures will bear interest (including any reset rates and the method by which any such rates will be determined), the date or dates on which we will pay any interest and any right we have to defer any interest payment;

    - the place where, subject to the terms of the subordinated indenture as described below, we will pay the principal and any premium or interest on the subordinated debentures, and where, subject to the terms of the subordinated indenture as described below, we will maintain an office or agency where subordinated debentures may be presented for registration of transfer or exchange, and where notices and demands to or upon us in respect of the subordinated debentures and the subordinated indenture may be made;

    - any period within, any date on which, the price at which and the terms and conditions upon which we may redeem the subordinated debentures, in whole or in part, at our option pursuant to any sinking fund or otherwise;

    - any obligation of ours to redeem or purchase the subordinated debentures pursuant to any sinking fund or analogous provision or at the option of a holder, and the period within which, the price at which, the currency (including currency units) in which and the other terms and conditions upon which we will redeem or purchase the subordinated debentures, in whole or in part, pursuant to such obligation;

    - the denominations in which we will issue the subordinated debentures;

    - if other than in U.S. dollars, the currency (including currency units) in which we will pay the principal of or any premium or interest on the subordinated debentures, or in which the subordinated debentures will be denominated;

    - if other than the principal amount, the portion of the principal amount of the subordinated debentures that we will pay upon declaration of acceleration of the maturity thereof;

    - any additional events of default or covenants pertaining to that series of subordinated debentures;

    - any index used to determine the amount of payments of principal of and premium, if any, on the subordinated debentures and the manner to determine such amounts;

    - subject to the terms described below, whether we will issue the subordinated debentures in whole or in part in global form and, in such case, the depositary for such global subordinated debentures;

    - the appointment of any trustee, registrar, paying agent;

    - the terms and conditions of any obligation or right of ours or any holder to convert or exchange subordinated debentures into other securities; and

    - any other terms of the subordinated debentures not inconsistent with the provisions of the subordinated indenture.

SUBORDINATION

    The subordinated indenture provides that the subordinated debentures are subordinate and junior in right of payment to all of our senior indebtedness (as defined below) as provided in the subordinated indenture. We cannot make any payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated debentures if:

    - any senior indebtedness is not paid when due;

    - any applicable grace period with respect to any default under any senior indebtedness has ended and such default has not been cured or waived; or

    - the maturity of any senior indebtedness has been accelerated because of a default.

    Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of the subordinated debentures will receive or retain any payment. The rights of the holders of the subordinated debentures will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debentures are paid in full. However, since the vast majority of our senior indebtedness currently is not secured and ranks equally with our other unsecured indebtedness, rights of subrogation currently do not improve the position of the holders of the subordinated debentures in relation to the holders of any of our other unsecured indebtedness.

    The term "senior indebtedness" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred, created or assumed:

    - all of our indebtedness evidenced by notes, debentures, bonds or other securities we sold for money;

    - all indebtedness of others of the kinds described in the preceding bullet assumed by or guaranteed in any manner by us or in effect guaranteed by us; and

    - all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding two bullets;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is equal with the subordinated debentures. The senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

    The subordinated indenture does not limit the aggregate amount of senior indebtedness that we may issue.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise specified in the applicable prospectus supplement, we will only issue the subordinated debentures in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

    Once we issue the subordinated debentures, we will keep at one of our offices or agencies a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration and transfer of the subordinated debentures. That office or agency will be appointed the security registrar for the purpose of registering and transferring the subordinated debentures. We will appoint the subordinated indenture trustee as securities registrar under the subordinated indenture.

    The holder of any registered subordinated debenture may exchange the subordinated debenture, at its option, for registered subordinated debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. Such holder may exchange such subordinated debentures by surrendering them at the office or agency we appoint as security registrar for the subordinated debentures. The subordinated debentures may be presented for exchange or for registration of transfer (with the form of transfer endorsed thereon or a satisfactory and duly executed written instrument of transfer), at the office of the securities registrar, without service charge and upon payment of any taxes and other governmental charges as described in the subordinated indenture.

    When a holder of a registered subordinated debenture surrenders a subordinated debenture to be registered for transfer, we will execute, and the subordinated indenture trustee will authenticate and deliver to the holder, in the name of the designated transferee or transferees, one or more new registered subordinated debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations and of like tenor and aggregate principal amount.

    If any subordinated debentures of any series are redeemed, we will not be required to issue, register the transfer of or exchange any such subordinated debentures during the 15 business days immediately preceding the date upon which notice of such redemption is given (which notice will identify the serial numbers of the subordinated debentures being redeemed). Furthermore, if any registered subordinated debentures are selected to be either partially or fully redeemed, then we will not be required to issue, register or exchange any such subordinated debentures (except for the unredeemed portion of any subordinated debenture being redeemed in part).

GLOBAL SUBORDINATED DEBENTURES

    Unless otherwise specified in the applicable prospectus supplement, we may issue the subordinated debentures in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global subordinated debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global subordinated debenture is exchanged in whole or in part for individual subordinated debentures, the depositary holding such global subordinated debenture may transfer the global subordinated debenture only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable prospectus supplement for the subordinated debentures, the depositary for the global subordinated debentures will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global subordinated debentures.

    The specific terms of the depositary arrangement for the subordinated debentures will be described in the applicable prospectus supplement. We expect that the applicable depositary or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global subordinated debenture, immediately will credit the accounts of its participants with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global subordinated debenture as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global subordinated debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such participants will be responsible for those payments.

    Unless otherwise specified in the applicable prospectus supplement, if at any time the applicable depositary is unwilling, unable or ineligible to continue as depositary for the subordinated debentures, we will appoint a successor depositary with respect to the subordinated debentures. If we do not appoint a successor depositary within 90 days after we receive such notice or become aware of such ineligibility, we will issue individual subordinated debentures of such series in exchange for the global subordinated debenture representing such individual subordinated debentures. In addition, unless otherwise specified in the applicable prospectus supplement, we may determine at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, to have the subordinated debentures no longer represented by one or more global subordinated debentures. In that event, we will issue individual subordinated debentures of such series in exchange for the global subordinated debenture or global subordinated debentures. Furthermore, if we so specify with respect to the subordinated debentures, a beneficial owner may receive, on terms acceptable to us, the subordinated indenture trustee and the depositary, individual subordinated debentures in exchange for its beneficial interests, subject to any limitations described in the applicable prospectus supplement. In that case, a beneficial owner will be entitled to physical delivery of individual subordinated debentures equal in principal amount to its beneficial interest and to have the subordinated debentures registered in its name. We will issue individual subordinated debentures so issued in denominations of $25 and integral multiples thereof unless otherwise indicated in the applicable prospectus supplement or otherwise specified by us.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of and any premium or interest on the subordinated debentures at the office of the subordinated indenture trustee or at the office of any paying agent as we may designate in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent.

    Unless otherwise indicated in the applicable prospectus supplement, we will pay any interest on a subordinated debenture to the person or entity in whose name the subordinated debenture is registered at the close of business on the regular record date for such interest, except in the case of interest which is payable, but is not punctually paid or duly provided for, on any interest payment date. If we elect, we may make payment of this defaulted interest:

    - to the persons in whose names the subordinated debentures are registered at the close of business on a special record date for the payment of the defaulted interest, which will be fixed as provided in the subordinated indenture; or

    - in any other lawful manner not inconsistent with the requirements of any securities exchange on which we may list such subordinated debentures, and upon such notice as may be required by such exchange, if, after we notify the subordinated indenture trustee of the proposed payment, the subordinated indenture trustee deems such manner of payment to be practicable.

OPTION TO DEFER INTEREST PAYMENTS

    If so provided in the applicable prospectus supplement, so long as an event of default with respect to the subordinated debentures has not occurred and is not continuing, we will have the right, at any time during the term of the subordinated debentures, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. At the end of each extension period, we will pay all interest accrued and unpaid, together with interest thereon compounded quarterly at the rate specified for the subordinated debentures, to the extent permitted by applicable law.

    During any extension period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the subordinated debentures or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the subordinated debentures.

    However, even during an extension period, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

    Prior to the termination of any extension period, we may further defer payments of interest by extending the extension period but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the subordinated debentures. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest will be due and payable during an extension period. If the property trustee of the Trust is the sole holder of the subordinated debentures, we will give the regular trustees of the Trust and the property trustee of the Trust notice of our selection of such extension period one business day prior to the earlier of:

    - the date distributions on the trust preferred securities are payable; or

    - the date the regular trustees of the Trust are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the trust preferred securities of the record or payment date of such distribution.

The regular trustees of the Trust will give notice of our selection of such extension period to the holders of the trust preferred securities. If the property trustee of the Trust is not the sole holder of the subordinated debentures, we will give the holders of the subordinated debentures notice of our selection of such extension period ten business days prior to the earlier of:

    - the interest payment date; or

    - the date upon which we are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the subordinated debentures as of the record or payment date of such related interest payment.

MODIFICATION OF SUBORDINATED INDENTURE

    From time to time, we and the subordinated indenture trustee may modify the subordinated indenture without the consent of any holders of subordinated debentures with respect to certain matters, including:

    - to evidence the succession of another corporation to UtiliCorp and the assumption by any such successor of our covenants in the subordinated indenture and the subordinated debentures;

    - to add to our covenants for the benefit of the holders of the subordinated debentures, or to surrender any right or power therein conferred upon us;

    - to cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision of the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debentures in any material respect;

    - to conform the subordinated indenture to any amendment of the Trust Indenture Act;

    - to add any additional events of default;

    - to change or eliminate any provisions of the subordinated indenture, provided that any such change or elimination will become effective only when there is no security outstanding of any series prior to the execution of such modification that is entitled to the benefit of such provision;

    - to secure the subordinated debentures;

    - to establish the form or terms of securities of any series and any related coupons as permitted by the subordinated indenture; or

    - to evidence or provide for the acceptance of appointment of a successor subordinated indenture trustee with respect to the securities of one or more series, to contain such provisions necessary to confirm that all the rights, powers, trusts and duties that the predecessor subordinated indenture trustee is not retiring will continue to be vested in the predecessor subordinated indenture trustee, and to add to or change any subordinated indenture provisions necessary to provide for or facilitate the administration of the trusts by more than one subordinated indenture trustee.

    In addition, we and the subordinated indenture trustee may modify certain rights, covenants and obligations of ours and the rights of holders of the subordinated debentures under the subordinated indenture with the written consent of the holders of at least a majority in aggregate principal amount of subordinated debentures. However, unless each affected holder of subordinated debentures consents, we and the subordinated indenture trustee may not:

    - extend the maturity of the subordinated debentures;

    - reduce the interest rate or extend the time for payment of interest;

    - change the optional redemption or repurchase provisions in a manner adverse to any holder of subordinated debentures;

    - otherwise modify the terms of payment of the principal of, or interest (or premium, if any) on, the subordinated debentures; or

    - impair any holder's right to bring a suit for the payment of any principal, interest, or premium, if any, on the subordinated debentures on or after the stated maturity or redemption date for the subordinated debentures;

    - reduce the percentage required for modification.

SUBORDINATED INDENTURE EVENTS OF DEFAULT

    Any one or more of the following events that has occurred and is continuing constitutes an event of default under the subordinated indenture (whatever the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    - we fail to pay any interest on any subordinated debenture for a period of 30 days after such interest becomes due and payable (subject to a valid deferral of interest payments during an extension period);

    - we fail to pay the principal of (or premium, if any, on) the subordinated debentures for a period of three business days after such principal (or premium) becomes due, whether at maturity, upon redemption, by declaration or otherwise;

    - we fail to deposit any sinking fund payment for a period of three business days after such deposit becomes due (if applicable to the subordinated debentures);

    - we fail to observe or perform any other covenant or warranty under the subordinated indenture (other than a covenant or warranty included in or pursuant to the subordinated indenture solely for the benefit of one or more series of debt securities other than the subordinated debentures) for a period of 60 days after written notice has been given, by registered or certified mail, to us by the subordinated indenture trustee, or to us and the subordinated indenture trustee by the holders of at least 25% in principal amount of the subordinated debentures;

    - we fail to pay in excess of $5 million of the principal or interest on any indebtedness under any bond, subordinated debenture, note or other evidence of indebtedness for money we have borrowed (including a default with respect to debt securities of any series other than that series) or under any mortgage, subordinated indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money we have borrowed, whether such indebtedness now exists or shall hereafter be created, when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to us by the subordinated indenture trustee or to us and the subordinated indenture trustee by the holders of at least 25% in principal amount of the subordinated debentures;

    - certain events in bankruptcy, insolvency or reorganization of UtiliCorp;
      and

    - any other event of default with respect to the subordinated debentures.

    The holders of not less than a majority in outstanding principal amount of the subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee. The subordinated indenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of the subordinated debentures may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of subordinated debentures that has become due solely by such acceleration) has been cured and there has been deposited with the subordinated indenture trustee:

    - a sum sufficient to pay all overdue interest and all installments of principal due otherwise than by acceleration;

    - interest upon overdue interest at the rates prescribed in the subordinated debentures (to the extent lawful); and

    - all sums paid or advanced by the subordinated indenture trustee.

    The holders of not less than a majority in outstanding principal amount of the subordinated debentures affected thereby may waive, on behalf of the holders of all of the subordinated debentures, any past default under the subordinated indenture except for a default:

    - in the payment of the principal of or interest on any subordinated debenture (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the subordinated indenture trustee); or

    - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding subordinated debenture affected thereby.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The subordinated indenture provides that we may not consolidate with or merge into any other person or entity or convey, transfer or lease our properties and assets substantially as an entirety to any person unless:

    - the corporation formed by any such consolidation or continuing in such merger, or the person that acquires by conveyance or transfer, or that leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of any domestic jurisdiction and expressly assumes, our obligations under the subordinated debentures and the subordinated indenture;

    - immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default under the subordinated indenture, will have happened and be continuing; and

    - we deliver to the subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the subordinated indenture and that all conditions precedent set forth in the subordinated indenture relating to such transaction have been complied with.

SATISFACTION AND DISCHARGE

    The subordinated indenture provides that:

    - when all subordinated debentures not previously delivered to the subordinated indenture trustee for cancellation:

        - have become due and payable;

        - will become due and payable at their stated maturity within one year;
          or

        - are to be called for redemption within one year under arrangements satisfactory to the subordinated indenture trustee for the giving of notice of redemption by the subordinated indenture trustee in our name, and at our expense; and

    - we deposit or cause to be deposited with the subordinated indenture trustee, as trust funds in trust dedicated solely for such purpose, an amount in the currency in which the subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the subordinated indenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity, as the case may be, then the subordinated indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the subordinated indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the subordinated indenture. At our expense the subordinated indenture trustee will execute proper instruments acknowledging such satisfaction and discharge.

REDEMPTION

    Unless otherwise indicated in the applicable prospectus supplement, the subordinated debentures will not be subject to any sinking fund.

    Unless otherwise indicated in the applicable prospectus supplement, we may redeem, at our option, the subordinated debentures in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption. If the subordinated debentures can only be redeemed on or after a specified date or upon the satisfaction of additional conditions, then the applicable prospectus supplement will specify such date or describe such conditions.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debentures to be redeemed at such holder's registered address. Unless we default in the payment of the redemption price, interest will cease to accrue on the subordinated debentures or portions thereof called for redemption on and after the redemption date.

GOVERNING LAW

    The subordinated indenture and the subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED INDENTURE TRUSTEE

    The subordinated indenture trustee will have and be subject to all the duties and responsibilities imposed upon an indenture trustee under the Trust Indenture Act. Subject to such provisions, the subordinated indenture trustee has no obligation to exercise any of its rights or powers under the subordinated indenture at the request or direction of any holder of a subordinated debenture, unless the subordinated indenture trustee is offered reasonable security or indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The subordinated indenture trustee is not required to expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the subordinated indenture trustee reasonably believes that repayment of funds or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    The following description of certain terms of the trust preferred securities is a summary and is not complete. You should refer to the Trust Indenture Act and the form of the amended and restated declaration of trust, including definitions of certain terms used therein, that is filed as an exhibit to, or incorporated by reference into, the registration statement.

    The regular trustees, on behalf of the Trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the Trust.

GENERAL

    Except as described below, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the Trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the Trust does not have funds on hand available to make such payments. Certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities will be described in the applicable prospectus supplement.

DISTRIBUTIONS

    Distributions on each trust preferred security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "distributions" means cumulative cash distributions that accumulate at the per annum rate specified in the applicable prospectus supplement, together with any additional amounts unless otherwise stated.

    Unless otherwise specified in the applicable prospectus supplement, distributions on the trust preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as are specified in the applicable prospectus supplement. If the date on which any distributions on the trust securities are payable is not a business day (as defined below), then payment of such distributions will be made on the next business day (without any interest or other payment in respect of any such delay), provided that if such next business day falls in the next calendar year, then payment of such distributions will be made on the business day immediately preceding the payment date. A "business day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the property trustee, is closed for business.

    If provided in the applicable prospectus supplement, we will have the right under the indenture to defer payments of interest on the debt securities from time to time by extending the applicable interest payment period for a period or periods that will be specified in the applicable prospectus supplement. If we exercise our right to defer interest payments on the debt securities, then any payments of distributions on the trust preferred securities also would be deferred. During an extension period, interest will continue to accrue on the debt securities (compounded quarterly), and, as a result, distributions would continue to accumulate at the rate per annum if and as specified in the applicable prospectus supplement. During any extension period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the debt securities.

However, even during an extension period, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

    Prior to the termination of any extension period, we may further extend the extension period, but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debt securities. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, provided that such extension period together with all extensions thereof may not exceed 20 quarters or extend beyond the stated maturity of the debt securities. Once an extension period has terminated, any deferred distributions, including accumulated additional amounts, will be paid to those holders of record of the trust securities appearing on the books and records of the Trust on the first record date, following the termination of such extension period.

    It is expected that any revenue available for the payment of distributions to holders of the trust preferred securities will be limited to payments we make to the Trust under the debt securities. If we do not make interest payments on the debt securities, then the property trustee will not have any funds available to pay distributions on the trust preferred securities. The payment of distributions (if and to the extent the Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by us as set forth under "Description of the Guarantee."

    The property trustee will pay distributions to the holders of the trust preferred securities as such holders appear on the Trust's securities register on the relevant record dates. As long as the trust preferred securities are represented by one or more global securities, the relevant record dates will be the close of business on the business day next preceding each distribution date, unless a different regular record date is established or provided for the corresponding interest payment date on the debt securities. If any trust preferred securities are not represented by global securities, then the relevant record date for such trust preferred securities will be the date, at least
15 days prior to the relevant distribution date, that is specified in the applicable prospectus supplement.

REDEMPTION OR EXCHANGE

    MANDATORY REDEMPTION. Unless otherwise specified in the applicable prospectus supplement, if the debt securities held by the Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the property trustee will use the proceeds from such repayment or redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debt securities being repaid or redeemed. The redemption price per trust security will be equal to the aggregate stated amount of the trust securities being redeemed plus any accumulated and unpaid distributions thereon to the date of redemption plus the related amount of the premium, if any, we paid upon the concurrent redemption of the debt securities. In the event of a partial redemption, the trust securities will be redeemed among all of the holders of trust securities on a pro rata basis. Holders of the trust securities will receive at least 30 days but not more than 60 days notice of such redemption.

    TAX EVENT REDEMPTION. If a tax event (as defined below) occurs and is continuing, we will have the right to redeem the debt securities in whole (but not in part) and thereby cause a mandatory redemption of the trust securities in whole (but not in part) at the redemption price within 90 days following the occurrence of such tax event. In the event a tax event has occurs and is continuing and we do not elect to redeem the debt securities (thereby causing a mandatory redemption of the trust preferred securities) or to liquidate the Trust (causing the debt securities to be distributed to holders of the trust securities), the trust preferred securities will remain outstanding.

    "Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by Blackwell Sanders Peper Martin LLP or another law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the trust preferred securities are issued and sold, there is more than an insubstantial increase in the risk that:

    - the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the debt securities;

    - interest payable by us on the debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

    - the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    DISTRIBUTION OF DEBT SECURITIES. Unless otherwise specified in the applicable prospectus supplement, we will have the right to dissolve the Trust at any time and, after satisfaction of any liabilities to creditors of the Trust as provided by applicable law, to cause the debt securities to be distributed pro rata to the holders of the trust securities in liquidation of the Trust.

    After the date fixed for any distribution of debt securities;

    - the trust preferred securities will no longer be deemed to be outstanding; and

    - any certificates representing the preferred securities will be deemed to represent debt securities in a principal amount equal to the liquidation amount of the trust preferred securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities, until such certificates are presented to the regular trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the trust preferred securities or for the debt securities that may be distributed in exchange for trust preferred securities upon dissolution or liquidation of the Trust. Accordingly, the trust preferred securities that an investor may purchase, or the debt securities that such investor may receive upon dissolution or liquidation of the Trust, may trade at a discount to the price that such investor paid to purchase the trust preferred securities offered hereby.

REDEMPTION PROCEDURES

    Any trust preferred securities being redeemed will be redeemed by the Trust at the applicable redemption price with the proceeds received by the Trust from our contemporaneous redemption of the debt securities. Redemptions of trust preferred securities will be made and the applicable redemption price will be payable only to the extent that the Trust has funds on hand available for the payment of such redemption price.

    If the Trust notifies the holders of the trust preferred securities of a redemption and if the trust preferred securities to be redeemed are issued in global form, then on the applicable redemption date, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the property trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the trust preferred securities. If the trust preferred securities are not issued in global form, then the property trustee will pay the applicable redemption price to the holders of the trust preferred securities by check mailed to their respective addresses appearing on the register of the Trust on the redemption date. In addition, the property trustee will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the trust preferred securities will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the trust preferred securities to be redeemed will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the trust preferred securities will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

    If any payments for the redemption of any trust preferred securities are improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee relating to the trust preferred securities, then distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

    Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may purchase at any time and from time to time outstanding preferred securities by tender, in the open market or by private agreement.

    Any notice of the redemption of trust securities or the distribution of debt securities in exchange for trust securities will be mailed to each holder of trust preferred securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless we default in the payment of the redemption price on the debt securities, interest will cease to accrue on the debt securities or portions thereof (and distributions will cease to accumulate on the trust preferred securities or portions thereof) called for redemption on and after the redemption date.

SUBORDINATION OF TRUST COMMON SECURITIES

    The payment of distributions on, and any payment upon redemption of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an event of default under the indenture (which is also a "trust enforcement event" under the declaration of trust) has occurred and continues on any distribution date or redemption date, then the amounts payable on such date will not be made on any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of any trust common securities will be made until all accumulated and unpaid distributions or redemption payments, as the case may be, on all of the outstanding trust preferred securities for which distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. All funds available to the property trustee first will be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable. The Trust will not issue any securities or other interests in the assets of the Trust other than the trust preferred securities and the trust common securities.

    In the event that a trust enforcement event has occurred and is continuing with respect to the trust preferred securities, then we, as sole holder of the trust common securities, will be deemed to have waived any right to act with respect to any such trust enforcement event until the effect of such trust enforcement event with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until such trust enforcement event has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

DISSOLUTION OF THE TRUST AND DISTRIBUTIONS UPON DISSOLUTION

    Unless otherwise specified in the applicable prospectus supplement, pursuant to the declaration of trust, the Trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of:

    - certain events of bankruptcy, dissolution or liquidation of UtiliCorp;

    - the written direction to the property trustee from us at any time to dissolve the Trust and to distribute the debt securities in exchange for the trust securities;

    - redemption of all of the trust preferred securities; and

    - the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If an early dissolution occurs as described in the first, second and fourth clauses above, the Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the trust securities in exchange therefor debt securities, unless such distribution is determined by the property trustee not to be practical, in which event the holders of the trust securities will be entitled to receive out of the assets of the Trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of each liquidation distribution will be equal to the stated liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If, however, debt securities are to be distributed in connection with such liquidation, then the holders of the trust securities will receive debt securities in an aggregate principal amount equal to the stated liquidation amount of the trust securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust securities.

    If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the aggregate amount in full, then the amounts payable directly by the Trust on the trust securities will be paid on a pro rata basis. We, as sole holder of the trust common securities, will be entitled to receive liquidation distributions on a pro rata basis with the holders of the trust preferred securities, except that if an event of default under the indenture has occurred and is continuing, then the trust preferred securities will have a preference over the trust common securities with regard to such liquidation distributions.

TRUST ENFORCEMENT EVENTS; NOTICE

    Under the declaration of trust, holders of trust securities have certain rights in the event that any event of default under the indenture has occurred and continues with respect to the trust securities issued under the declaration. If a trust enforcement event has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon dissolution of the Trust, as described above.

    The property trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the trust securities within 90 days of the occurrence of the trust enforcement event. We and the regular trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the declaration of trust as well as any reports that they may be required to file under the Trust Indenture Act.

REMOVAL OF TRUSTEES

    The holder of the trust common securities may remove any trustee with or without cause at any time. The removal of a property trustee, however, will not be effective until a successor trustee possessing the qualifications to act as a property trustee has accepted an appointment as property trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any entity into which the property trustee, the Delaware trustee or any regular trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the declaration of trust, provided that such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the regular trustees, and without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

    - if the Trust is not the successor entity, then the successor entity either must:

        - expressly assume all of the Trust's obligations with respect to the trust securities; or

        - substitute for the trust securities other securities having substantially the same terms as the trust securities, so long as these substitute securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    - we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the property trustee as the holder of the debt securities;

    - the trust preferred securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the trust preferred securities are then listed or quoted;

    - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the trust preferred securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization;

    - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

    - such successor entity must have a purpose substantially identical to that of the Trust;

    - prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

        - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any substitute securities) in any material respect;

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes;

    - we or any permitted successor or assignee must own all of the trust common securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the guarantee related to the trust preferred securities; and

    - such successor entity must expressly assume all of the obligations of the Trust.

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the trust securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of trust securities not to be treated as owning an undivided beneficial ownership interest in the debt securities.

VOTING RIGHTS; AMENDMENT OF DECLARATION

    Except as provided below and as otherwise required by the declaration of trust, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the trust securities will have no voting rights.

    Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust. This includes the right to direct the property trustee, as holder of the debt securities, to:

    - exercise the remedies available to it under the indenture;

    - consent to any amendment or modification of the indenture or the debt securities where such consent will be required; or

    - waive any past default and its consequences that is waivable under the indenture; provided that if an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the debt securities due and payable; and provided further that where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debt securities affected thereby, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the preferred securities.

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
The property trustee will notify all holders of the trust preferred securities of any notice of any event of default under the indenture that it has received from us. The notice will state that the event of default also constitutes a trust enforcement event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will have no obligation to take any of the actions described in the first and second bullets above unless it first obtains an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

    In the event the consent of the property trustee, as the holder of the debt securities, is required under the indenture with respect to any amendment or modification of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the trust securities voting together as a single class; provided that where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the debt securities, the property trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust securities. The property trustee will not take any action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

    A waiver of an event of default under the indenture with respect to the debt securities will constitute a waiver of the corresponding trust enforcement event.

    Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of preferred securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each notice will include a statement setting forth:

    - the date of the meeting;

    - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote; and

    - instructions for the delivery of proxies.

    No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel trust preferred securities or distribute debt securities in accordance with the declaration of trust and the terms of the trust securities.

    Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, us or any trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

    Except during the continuance of an event of default under the indenture, the holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the holder of all of the common trust securities. If an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed and replaced by the holders of a majority in liquidation amount of the trust preferred securities.

GLOBAL PREFERRED SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global trust preferred securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global trust preferred security is exchanged in whole or in part for the individual trust preferred securities represented thereby, the depositary holding the global trust preferred security may transfer the global trust preferred security only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable prospectus supplement for the trust preferred securities, the depositary for the global trust preferred securities will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global trust preferred securities.

    The specific terms of the depositary arrangement for the trust preferred securities will be described in the applicable prospectus supplement. We expect that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions in respect of a permanent global trust preferred security representing any of the trust preferred securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global trust preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

    Unless otherwise specified in the applicable prospectus supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the trust preferred securities, the Trust will appoint a successor depositary with respect to the trust preferred securities. If a successor depositary is not appointed by the Trust within 90 days after the Trust receives such notice or becomes aware of such ineligibility, the Trust's election that the trust preferred securities be represented by one or more global trust securities will no longer be effective, and a regular trustee on behalf of the Trust will execute, and the property trustee will authenticate and deliver, trust preferred securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing the trust preferred securities in exchange for such global trust preferred securities. In addition, the Trust may at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement, determine not to have any trust preferred securities represented by one or more global trust preferred securities, and, in such event, a regular trustee on behalf of the Trust will execute and the property trustee will authenticate and deliver trust preferred securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing such trust preferred securities, in exchange for such global trust preferred securities.

PAYMENT AND PAYING AGENCY

    Payments in respect of the trust preferred securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the trust preferred securities are not held by a depositary, such payments will be made by check mailed to the address of the holder of the trust preferred security that appear on the Trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the trust preferred securities initially will be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us.

REGISTRAR AND TRANSFER AGENT

    Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

    Registration of transfers of trust preferred securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of trust preferred securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the declaration of trust. The property trustee will be under no obligation to exercise any rights or powers vested in it by the declaration of trust at the request of a holder of trust securities, unless the holder provides the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs and expenses and liabilities that might be incurred.

                          DESCRIPTION OF THE GUARANTEE

    The following description of certain terms and provisions of the guarantee is a summary and is not complete. You should refer to the form of guarantee (including the definitions therein of certain terms) that is filed as an exhibit to, or incorporated by reference into, the registration statement, and to the Trust Indenture Act.

    Pursuant to and for the purposes of compliance with the Trust Indenture Act, the guarantee will qualify as an indenture.

GENERAL

    To the extent set forth in the guarantee and except to the extent paid by the Trust, we will irrevocably and unconditionally agree to pay the holders of the trust securities the guarantee payments (as defined below), in full, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The payments subject to the guarantee include:

    - any accumulated and unpaid distributions that are required to be paid on the trust securities, to the extent the Trust has funds available therefor;

    - the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to the trust securities, to the extent the Trust has funds available therefor;

    - the repayment price, including all accumulated and unpaid distributions to the date of repayment, to the extent the Trust has funds available therefor; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of debt securities to the holders in exchange for the trust securities, as provided in the declaration of trust), the lesser of:

        - the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the trust securities to the date of payment, to the extent the Trust has funds available therefor; and

        - the amount of assets of the Trust remaining available for distribution to holders of the trust securities in liquidation of the Trust.

Our obligation to make a guaranteed payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the Trust to pay such amounts to such holders.

    If a trust enforcement event has occurred and is continuing, the rights of holders of the trust common securities to receive guaranteed payments will be subordinated to the rights of holders of trust preferred securities to receive guaranteed payments.

    The guarantee will apply only to the extent the Trust has funds available to make payments with respect to the trust securities. If we do not make interest payments on the debt securities owned by the Trust, the Trust will not have funds available to pay distributions on the trust preferred securities.

    Through the guarantee, the debt securities and the indenture, taken together, we have fully and unconditionally guaranteed all of the Trust's obligations under the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

STATUS OF THE GUARANTEE

    The guarantee will constitute a guarantee of payment and not of collection. Any beneficiary of the guarantee may institute a legal proceeding directly against us to enforce such rights under the guarantee without instituting a legal proceeding against any other person or entity.

CERTAIN COVENANTS OF UTILICORP

    We will covenant that, so long as any trust securities remain outstanding, if an event of default occurs under the guarantee or a trust enforcement event occurs under the declaration of trust and written notice of such event has been given to us, then we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt that ranks equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the debt securities.

    However, even if an event of default occurs, we may:

    - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any event of default requiring us to purchase our capital stock;

    - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock;

    - redeem or repurchase of any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

AMENDMENTS; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of the trust securities in any material respect (that do not require the consent of holders), the guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid distributions to the date upon which the voting percentages are determined) of all the outstanding trust securities. All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of ours and will inure to the benefit of the holders of the trust securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder.

    The holders of a majority in stated liquidation amount of the trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of trust securities may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person. Notwithstanding the foregoing, if we fail to make a guaranteed payment, a holder of trust securities may directly institute a proceeding against us for enforcement of the guarantee for such payment.

    We, as guarantor, are required to file annually with the guarantee trustee a certificate indicating whether or not we are in compliance with all of the conditions and obligations applicable to us under the guarantee.

TERMINATION

    The guarantee will terminate:

    - upon full payment of the redemption price of all of the trust securities;

    - upon full payment of the repayment price of all of the trust securities;

    - upon distribution of the debt securities held by the Trust to the holders of the trust securities; or

    - upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of the Trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust securities must return payment of any sums paid under the trust securities or the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, will undertake to perform only those duties specifically set forth in the guarantee and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee will be under no obligation to exercise any of the rights or powers vested in it by the guarantee at the request or direction of any holder of the trust securities, unless such holder provides the guarantee trustee security and indemnity, reasonably satisfactory to the guarantee trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the guarantee trustee's agents, nominees or custodians) and liabilities that might be incurred thereby. The foregoing will not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, of its obligation to exercise the rights and powers vested in it by the guarantee.

GOVERNING LAW

    The guarantee will be governed by, construed and interpreted in accordance with the laws of the State of New York.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                       DEBT SECURITIES AND THE GUARANTEE

    To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the trust securities.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

    - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

    - we, as issuer of the debt securities, will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the trust securities); and

    - the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment.

    If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

    The trust preferred securities evidence undivided beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the Trust (or from us under the guarantee) only if and to the extent the Trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, have agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of UtiliCorp would be substantially the same.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

    The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

We and the Trust may sell securities in any of three ways:

    - through underwriters or dealers;

    - directly to a limited number of institutional purchasers or to a single purchaser; or

    - through agents.

    Any underwriter, dealer or agent, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

    - the name or names of any underwriters, dealers or agents;

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
    - the purchase price of the securities and the proceeds to us from such sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - the public offering price; and

    - any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    If underwriters are used in the sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The securities may be sold from time to time directly by us or the Trust through agents designated by us or the Trust. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the Trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any securities, we or the Trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

    Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our or the Trust's agents, as applicable. Any remarketing firm will be identified and certain terms of its agreement, if any, with us or the Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

    If so indicated in the applicable prospectus supplement, we or the Trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the Trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of the contracts.

    Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

    Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the Trust (or both), to indemnification by us or the Trust (or both) against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be

                                       36
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customers of, engage in transactions with, or perform services for, us and/or the Trust in the ordinary course of business.

    Each series of securities will be a new issue and, other than the common stock, which is listed on the New York, Pacific and Toronto Stock Exchanges, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

    Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

Certain legal matters in connection with the equity securities, the debt securities, the debt securities, the trust preferred securities, the guarantee, the stock purchase contracts and stock purchase units offered by the prospectus will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., counsel to the Trust. Milbank, Tweed, Hadley & McCloy LLP provides legal services to us from time to time.

                                    EXPERTS

Our annual consolidated financial statements and schedules incorporated in this prospectus by reference from our 1998 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authoring of said firm as experts in giving said reports.

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NOVEMBER 9, 1999

                                     [LOGO]

                                  $200,000,000
                          7 5/8% SENIOR NOTES DUE 2009

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                         -----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                               CIBC WORLD MARKETS

                                 TD SECURITIES

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    We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the prospectus or to make representations as to matters not stated in this prospectus supplement and the prospectus. You must not rely on unauthorized information. This prospectus supplement and the prospectus are not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement or the prospectus nor any sales made hereunder after the date of this prospectus supplement and the prospectus shall create an implication that the information contained herein or the affairs of UtiliCorp United Inc. have not changed since the date hereof.

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